As Filed with the Securities and Exchange Commission on February 19, 2013.

Registration No. 333-174999

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KBW LLC

(f/k/a/ KBW, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	13-4055775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

787 Seventh Avenue

New York, New York 10019

(212) 887-7777

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Zemlyak

Senior Vice President, Chief Financial Officer and Treasurer

Stifel Financial Corp.

501 North Broadway

St. Louis, MO 63102

(314) 342-2000

Fax: (314) 342-2097

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Endicott, Esq.

Todd M. Kaye, Esq.

Bryan Cave LLP

211 North Broadway, Suite 3600

St. Louis, MO 63102

(314) 259-2000

Fax: (314) 259-2020

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 (the “Amendment”), relates to the Registration Statement on Form S-3, File No. 333-174999, of KBW, Inc., a Delaware corporation (now known as KBW LLC, a Delaware limited liability company) (the “Company”), filed with the Securities and Exchange Commission on June 17, 2011 and post-effectively amended on February 24, 2012 and February 29, 2012 (the “Registration Statement”). Pursuant to the Registration Statement, an unspecified aggregate number of a variety of securities were registered for issuance at an unspecified price with an aggregate maximum offering price not to exceed $150,000,000.

On February 15, 2013, pursuant to an Agreement and Plan of Merger, dated as of November 5, 2012, by and among the Registrant, Stifel Financial Corp. (“Stifel”), SFKBW One, Inc., a Delaware corporation and Stifel’s direct, wholly owned subsidiary (“Merger Subsidiary”), and SFKBW Two, LLC, a Delaware limited liability company and Stifel’s direct, wholly owned subsidiary, which is disregarded from Stifel (“Successor Subsidiary”), Merger Subsidiary merged with and into the Registrant and the Registrant merged with and into Successor Subsidiary, with Successor Subsidiary continuing as Stifel’s direct wholly owned subsidiary (the “Merger”).

As a result of the Merger, the offerings of the securities pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all of the securities which remain unsold at the termination of the offering, the Company hereby files this Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the securities registered but unsold under the Registration Statement as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Stifel Financial Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York on February 19, 2013.

KBW LLC (f/k/a KBW, Inc.)

By:	/s/ James M. Zemlyak
James M. Zemlyak President